Exhibit 99.1
News Release
[Boardwalk Pipelines Logo]	[Energy Transfer Logo]	[ONEOK PARTNERS Logo]

BOARDWALK PIPELINE PARTNERS, ENERGY TRANSFER AND ONEOK PARTNERS

ANNOUNCE PROPOSED JOINT VENTURE TO CONSTRUCT A NEW

MIDCONTINENT PIPELINE

Owensboro, Ky., June 8, 2006--Boardwalk Pipeline Partners, LP (NYSE: BWP), Energy Transfer Partners, LP (NYSE: ETP) and ONEOK Partners, LP (NYSE:OKS), today announced the signing of a letter of intent regarding the formation of a joint venture that would construct a new interstate pipeline originating in North Central Texas, crossing the states of Oklahoma, Arkansas and terminating in Cohoma County, Mississippi at a new interconnect with Texas Gas Transmission, LLC. The proposed interstate pipeline would have initial capacity of up to 1.0 Bcf per day. Boardwalk, Energy Transfer and ONEOK Partners collectively bring value to the project: Boardwalk with access to numerous markets in the Midwest, Northeast and Southeast through interconnects on Texas Gas and Gulf South; Energy Transfer and ONEOK Partners with extensive intrastate pipelines and gathering assets in Texas and Oklahoma. Combining this broad range of experience is of critical importance given the current competitive marketplace for the development of new interstate pipeline projects.

The parties are also in discussions to commit to subscribing for substantial capacity in support of the project.

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The completion of this project is subject to risks and uncertainties including market conditions, signing of definitive agreements, obtaining appropriate board and regulatory approvals, obtaining the necessary financing for the project and other factors beyond the control of Boardwalk, Energy Transfer, and ONEOK Partners. This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws relating to expectations, plans or prospects for Boardwalk, Energy Transfer, and ONEOK Partners and their subsidiaries, including, but not limited to, those relating to whether or not Boardwalk, Energy Transfer and ONEOK Partners will successfully complete the project, and the future financial performance of those assets. These statements are subject to a variety of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risk factors and other cautionary statements may be discussed from time to time in Boardwalk, Energy Transfer and ONEOK Partners' filings with the U.S. Securities and Exchange Commission. Boardwalk, Energy Transfer, and ONEOK Partners undertake no obligations to update or revise any forward-looking statements to reflect new information or events.

Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,470 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 143 Bcf.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership's natural gas transportation and storage operations include natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 11,700 miles of pipeline in service, plus an additional 550 miles under construction. The Partnership is one of the three largest retail marketers of propane in the United States, serving more than 1 million customers from approximately 440 customer service locations in 40 states extending from coast to coast, and Alaska.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. Its general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. For more information, visit the Web site at www.oneokpartners.com.

CONTACT:

Boardwalk Pipeline Partners, LP Investor Relations

Tonya Mann-Howard

270-686-3620

Energy Transfer Partners, L.P.

Renee Lorenz

214-981-0700

ONEOK Partners, LP

Investor Relations

Dan Harrison

918-588-7950